                                                                 EXHIBIT (a)(19)

CONTACT:   The Altman Group, Inc.
           (800) 467-0821 (toll free)

FOR IMMEDIATE RELEASE

           AIMCO PROPERTIES, L.P. ANNOUNCES EXTENSION OF TENDER OFFERS


         DENVER, COLORADO, June 28, 2005 - As previously announced, AIMCO Properties, L.P. is offering to purchase units of limited partnership interest in the partnerships set forth below, subject to the terms of their respective Offers to Purchase and related Letters of Transmittal (as amended and supplemented, the "Offers"). AIMCO Properties, L.P. has now extended the expiration date of each of the Offers to midnight, New York City time, on July 12, 2005. The Offers were previously scheduled to expire at midnight, New York City time, on June 27, 2005. AIMCO Properties, L.P. has reported, based on information provided by the Information Agent for the Offers, that as of the close of business on June 27, 2005, the approximate number of units set forth below had been tendered pursuant to each of the Offers.


Name of Partnership                                     Number of Units Tendered
----------------------------------------                ------------------------

Century Properties Fund XIX                                                4,303

Century Properties Growth Fund XXII                                        5,373

Davidson Income Real Estate, L.P.                                            691

National Property Investors III                                              765


         For further information, please contact The Altman Group, Inc. at (800) 467-0821 (toll free), which is acting as the Information Agent for the Offers.